EXHIBIT 99

                                         FOR:  Consolidated Graphics, Inc.

                                 APPROVED BY:  Ronald E. Hale, Jr.
                                               Vice President & Treasurer
                                               (713) 787-0977

                                     CONTACT:  Betsy Brod/Jonathan Schaffer
                                               Media:Meredith Ingram/Eileen King
                                               Morgen-Walke Associates, Inc.
                                               (212) 850-5600


FOR IMMEDIATE RELEASE

                      CONSOLIDATED GRAPHICS REPORTS RECORD
                             SECOND QUARTER RESULTS

--Net Income Rises 76% in Tenth Consecutive Quarter of Record Financial Performance--

     HOUSTON, TEXAS - October 28, 1998 - Consolidated Graphics, Inc. (NYSE:CGX) today announced record results for the second quarter and six months ended September 30, 1998.

     Net income for the second quarter increased 76% to $7.5 million compared to $4.3 million last year. On a per share basis, earnings increased 64% to $.54 per diluted share compared to $.33 a year ago. Operating income for the second quarter rose 87% to $14.3 million and sales increased 94% to $103.3 million.

     For the six months ended September 30, 1998, net income was $14.0 million, 73% higher than the $8.1 million reported last year. Diluted earnings per share increased 63% to $1.03 versus $.63 a year ago. Operating income for the six months rose 79% to $26.5 million on an 81% increase in sales to $188.4 million.

     The sales growth reported during the quarter resulted from the Company's consistently strong internal growth rate coupled with the continued success of its acquisition program. During the first six months of the year, 11 acquisitions representing over $140 million in annual revenues were completed. The Company has also signed letters of intent to acquire another eight commercial printers with annual revenues of $135 million. In total, the Company has increased its run-rate revenues 84% to $580 million in the past seven months.

                                  -MORE-

Consolidated Graphics Reports Record Second Quarter Results             Page -2-

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, said, "Our companies continue to demonstrate how superior resources and a proven and consistent operating strategy can generate financial results and growth that lead the industry. Our emphasis on advanced technology, shared managerial innovation, purchasing economies and maintaining a strong capital structure has enabled us to produce a solid track record of improvements at our acquired companies."

     Mr. Davis continued, "In the coming months, our acquisition program will proceed while we benefit from continued strength in our existing operations. We continue to be disciplined buyers of successful commercial printing companies in markets throughout the U.S. Our internal cash flow, along with a strong capital structure, will allow us to continue with our acquisition plans in the future."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 50 companies nationwide with annualized revenues in excess of $580 million.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

                                 (Table Follows)

                           CONSOLIDATED GRAPHICS, INC.
                          Consolidated Income Statement
                    (In thousands, except per share amounts)


                                       THREE MONTHS ENDED   SIX MONTHS ENDED
                                         SEPTEMBER 30,        SEPTEMBER 30,
                                       1998        1997      1998       1997
                                     --------    -------   --------   --------
Sales ............................   $103,270   $ 53,363   $188,370   $104,038
Cost of Sales ....................     70,869     36,485    128,883     71,230
  GROSS PROFIT ...................     32,401     16,878     59,487     32,808
Selling Expense ..................     10,172      5,160     18,463     10,091
General and Administrative Expense      7,923      4,066     14,542      7,946
  OPERATING INCOME ...............     14,306      7,652     26,482     14,771
Interest Expense .................      2,002        754      3,473      1,648
  Pretax Income ..................     12,304      6,898     23,009     13,123
Income Taxes .....................      4,800      2,623      8,975      4,988
  NET INCOME .....................   $  7,504   $  4,275   $ 14,034   $  8,135

Earnings Per Share - Basic .......   $    .56   $    .34   $   1.06   $    .65

Earnings Per Share - Diluted .....   $    .54   $    .33   $   1.03   $    .63


Weighted Average Shares

   Outstanding - Basic ...........     13,397     12,487     13,227     12,474

Weighted Average Shares

   Outstanding - Diluted .........     13,803     13,029     13,637     12,963


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